July 3, 2003

Angela Hammond - Media
(317) 269-1231
William J. Brunner - Shareholders & Analysts
(317) 269-1614

FOR IMMEDIATE RELEASE

First Indiana Corporation to Host Conference Call on July 16

INDIANAPOLIS — First Indiana Corporation will review second quarter 2003 results in a conference call for investors and analysts on Wednesday, July 16 beginning at 8:00 a.m. EST (Indianapolis time). (Indianapolis is one hour earlier than New York.) Marni McKinney, Vice Chairman and Chief Executive Officer; Owen B. (Bud) Melton, Jr., President and Chief Operating Officer; and William J. Brunner, Chief Financial Officer, will host the call.

        To participate, please call (800) 278-9857 and ask for First Indiana second quarter earnings. A replay of the call will be available 11:00 a.m. EST (Indianapolis time) on Wednesday, July 16, through 5:00 p.m., Friday, July 25. To hear the replay, call (800) 642-1687 and use conference ID: 1141532.

        First Indiana Corporation (NASDAQ – FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis, and Somerset, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with 33 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset and FirstTrust Indiana, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.